Exhibit 6.6

Atomic Studios, Inc.

CONSULTING AGREEMENT

______________

By and Between

Dr. David Lieu
Consultant

and

Atomic Studios, Inc.

 ______________

Dated 10/23/2019

CONSULTING AGREEMENT

____________

Of the First Part:	Dr. David Lieu
(Hereinafter referred to as “Consultant”)

&

Of the Second Part:	Atomic Studios, Inc.
(Hereinafter referred to as the “Client”)

and collectively the ‘Parties’

RECITALS

____________

WHEREAS, the Client wishes to develop its business, and

WHEREAS, the Consultant has special skills and expertise essential to Client, and

WHEREAS, Client desires to retain the Consultant to assist in future business matters,

NOW, THEREFORE, in consideration of the terms, conditions, agreements, and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Consulting Agreement, the parties hereto agree as follows:

1. RECITALS; TRUE AND CORRECT

Section 1.1. Recitals. The above-stated recitals are true and correct and are incorporated into this Consulting Agreement.

2. CONSULTING SERVICES

Section 2.1. Services. Consultant undertakes to provide future consulting services in order to assist with Client's business matters as agreed upon by the Parties at such time as such services are needed by Client. Consultant has no obligation to accept offers of Client to provide services.

3. CONSIDERATION

Section 3.1 Consideration. On signing of this Agreement, Consultant shall receive a fee of 100,000 shares of Client Class A Common Stock. Such stock shall bear a restrictive legend.

As further consideration, for future work done, Consultant shall receive the usual remuneration as agreed between the Parties at such time as Client shall need Consultant's services.

4. DUTIES

Section 4.1. Reasonable Care. Consultant shall exercise reasonable skill and care on behalf of the Client.

Section 4.2. Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Client or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information which may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Client personnel or their designees.

Section 4.3. Best-Efforts. Consultant will provide consulting services on a best-efforts basis using reasonable business practices. Client acknowledges that Consultant cannot guarantee or otherwise ensure that a desired outcome is successfully completed. Similarly, Consultant cannot guarantee that any of the actions anticipated within this Agreement and requiring approval of any third party or regulatory party will be successful.

5. REPRESENTATIONS OF CLIENT

Section 5.1. Client Representations. Client represents and warrants to Consultant that;

(1)      Client has good and sufficient right and authority to enter into this Agreement and the Transactions contemplated therein and to carry out its intentions and obligations set out therein;

(2)      Client was and remains duly incorporated under laws of the jurisdiction of its incorporation and is, with respect to the filing of annual returns and the payment of fees required under the laws of the jurisdiction of its incorporation, in compliance with such laws;

(3)      Client has the capabilities to fully execute its obligations as set out in the Agreement and has received the requisite majority approval of its board of directors to enter into this Agreement.

6. GENERAL TERMS

Section 6.1. Entire Agreement. This Agreement constitutes the entire agreement between the Parties in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

Section 6.2. Amendments. No alteration, amendment, or modification of this Agreement or any provision of this Agreement shall be valid and binding upon the Parties unless such alteration, amendment, or modification is in written form executed by both of the Parties hereto.

Section 6.3. Execution. The Parties shall execute and deliver all such further documents and instruments and do all such acts and things as either Party may reasonably require in order to carry out the full intent and meaning of this Agreement.

Section 6.4. Invalidity. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such term or provision shall be deemed limited in scope and effect to the extent necessary to make such term or provision legal, enforceable and valid, and in the event no such limiting construction may be made, the term or provision shall be stricken from this Agreement and such term or provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.

Section 6.5. Indemnification by Client. Client shall indemnify, defend and hold the Consultant, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Client set forth in this Agreement or in any certificate delivered to Consultant pursuant hereto; or (ii) the breach of any of the covenants of Consultant contained in or arising out of this Agreement or the transactions contemplated hereby.

Section 6.6. Force Majeure. Consultant shall not be liable to Client for any failure or delay caused by events beyond Consultant's control, including, without limitation, Client's failure to furnish necessary information, sabotage, failures or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of fuel, raw materials, or equipment, or technical failures.

Section 6.7. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the meaning or interpretation of this Agreement.

Section 6.8. Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

Section 6.9. Governing Jurisdiction. This Agreement and all related Agreements, exhibits, and attachments shall be subject to, governed by and construed in accordance with the laws of State of California. Jurisdiction and venue shall reside in the State of California, City of Los Angeles.

Section 6.11. Counterparts. This Agreement may be executed and sent by fax and in counterparts, as is deemed necessary to carry out the execution of this Agreement, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of 10/23/2019.

CONSULTANT

/s/ Dr. David Lieu

Dr. David Lieu

CLIENT

Atomic Studios, Inc.

By: /s/ Frank Zanca

Frank Zanca, as its CFO

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